Exhibit 10.66

RIVERSIDE TECHNOLOGY CENTER

THIRD LEASE AMENDMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND ULTRAGENYX PHARMACEUTICAL INC.

This Third Lease Amendment (the “Third Lease Amendment”) entered into effective as  the 31st day of December, 2018 by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 177 Huntington Avenue 24th Floor Boston, Massachusetts 02115 (herein, the “Lessor”), and Ultragenyx Pharmaceutical, Inc. a Delaware corporation (as it is the successor and assignee from Dimension Therapeutics, Inc.), with a business address of 60 Leveroni Court, Novato, California 94949 (herein the “Lessee”); with respect to a certain Lease dated March 11, 2014 (the “Original Lease”) for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts (the “Building”); as amended by a certain First Lease Amendment dated October 22, 2014 (the “First Amendment”), and a Second Lease Amendment dated April 28, 2017 (the “Second Amendment”); said Original Lease, First Amendment and Second Amendment being collectively referred to herein as the “Existing Lease”).

RECITALS

WHEREAS, the Term under the Existing Lease expires on January 31, 2020 (the “Current Term”), and the Lessee seeks to extend the Current Term so as to expire on December 31, 2023 (referred to herein as the “Extended Term Termination Date”, and supplanting that defined Term in the Second Amendment); which period as extended is referred to herein as the “Extended Term”; and,

WHEREAS, under the Existing Lease the Lessee leases and occupies approximately 14,949 rentable square feet of space in the Building, consisting of approximately 8,110 rentable square feet of space on the fourth (4th) floor of the Building, and approximately 6,839 rentable square feet of space on the second (2nd) floor of the Building, (the “Existing Premises”); and,

WHEREAS, by this Third Lease Amendment, Lessee having exercised its ROFO Rights under the Existing Lease by notice to Lessor dated December 5, 2018 seeks to add to the Existing Premises approximately 9,538 rentable square feet of space, of which approximately 9,488 rentable square feet of space is located on the fourth (4th) floor of the Building, with approximately 50 rentable square feet of space located on the third

(3rd) floor of the Building, all as shown on Exhibit A hereto (the “Expansion Space”); with Lessee’s use and occupancy of the Expansion Space to be governed by the Existing Lease as amended by this Third Lease Amendment for a period commencing on January 1, 2019 and ending on the Extended Term Termination Date; and,

WHEREAS,  the Existing Premises and the Expansion Space together equal a total of approximately 24,487 rentable square feet of space, referred to herein as the “Reconfigured Leased Premises”); and,

WHEREAS, Lessor and Lessee intend to fully set forth their understanding as to the foregoing by the terms and conditions set forth herein;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof the Lessor and Lessee hereby agree as follows:

1. Extension of Current Term as to the Existing Premises

The Existing Lease expires on January 31, 2020 at the end of the Current Term.  Lessee agrees to extend its tenancy as to the Existing Premises, commencing as of the end of the Current Term under the Existing Lease (i.e. starting on February 1, 2020), for that period of time as will make the expiration of the Lease as to the Existing Premises coterminous with the expiration of the Lease as to the Expansion Space, such that Lessee’s rights as to the entirety of the Reconfigured Leased Premises will end simultaneously on the Extended Term Termination Date.   The end of the Lease on the Extended Term Termination Date (or potentially later subject to Lessee’s exercise of its rights under Section 11 hereof) shall define the Lease “Term” going forward.

2.Lease of the Expansion Space

Lessee hereby leases the Expansion Space for a period commencing on January 1, 2019 (the “Expansion Space Commencement Date”) and ending on the Extended Term Termination Date.

3.Terms and Conditions of the Lease

Lessee shall lease the Expansion Space on the same terms and conditions set forth in the Existing Lease, as modified by this Third Lease Amendment, with exception only for those provisions as to which Lessor and Lessee have already performed their obligations as of the date hereof, (for example, Lessor has heretofore delivered the Existing Premises and Lessee has accepted the same).

The parties acknowledge Lessee previously accepted the delivery of the Existing Premises and is in occupancy of the Existing Premises as of the date hereof.  Accordingly, subject to the terms of this Third Lease Amendment including, without limitation, Lessor’s obligations to implement and maintain the HVAC Standard as well as Lessor’s ongoing repair and maintenance obligations under the Existing Lease and hereunder, the Existing Premises continues to be leased in its current “AS/IS” condition as of the date hereof and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner (except as may be incrementally necessary for completion of Lessor’s Work on the Expansion Space per the specifications therefor referenced in Section 4 hereof).

Lessee shall be solely responsible to apply for and procure and maintain any and all permits and government authorizations for its installation, operation and use of any of the equipment and systems it desires in the Expansion Space (e.g. MWRA permit for the acid neutralization system, etc.); and shall indemnify the Lessor for any and all damages arising from its failure to do so.  Lessor shall reasonably cooperate with Lessee in its pursuit of such permits and authorizations, but shall not be obligated to incur any expense in so doing or be required to make any material alterations to the Building or the Reconfigured Leased Premises to effectuate the same.  To the extent any such alterations to the Reconfigured Leased Premises are required, Lessee shall have the right to perform such work using contractors selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld.

Lessor shall be responsible to  undertake diligent efforts to reasonably maintain and operate the Base Building HVAC systems serving the office space areas (i.e. excluding laboratory areas)  of the  Reconfigured Leased Premises  in such a manner as meets, within reasonable temporary deviations (for example, as may be occasioned by equipment failure, sudden extreme weather or climate changes, etc.), , the following general daily standards in the Existing Premises and Expansion Space  (the “HVAC Standard”):

(a)	Temperature Range

Office space:  From 6:00 AM – 7:00 PM Monday through Friday, * temperature range of 71 +/- two (2) degrees Fahrenheit (i.e. 69 – 73), (unless Lessee changes the temperature set points in its space, e.g. from 71 to 76); the parties acknowledging that individual occupants’ comfort ranges may vary, and reasonable variations may be necessary for or desirable by Lessee, in which cases the parties shall confer to reconcile any differences; and,

(b)	Humidity Range

Office space:  From 6:00 AM – 7:00 PM Monday through Friday, * Humidity range of 35% - 60%.  The parties acknowledge the addition of a humidification system(s) serving the office space areas (i.e. excluding laboratory areas) of the Existing Premises and Expansion Space shall not be completed until 120 days after execution of this Third Amendment, depending upon availability of equipment recommended by Landlord’s mechanical engineer.

* [Excluding Lessor recognized holidays under the Existing Lease  i.e. New Year’s Day, Memorial Day, 4th of July, Labor Day, Thanksgiving Day and Christmas Day]

Lessor shall be entitled to make periodic adjustments as necessary to the Base Building HVAC Systems and distribution throughout the Reconfigured Lease Premises, to meet its obligations as aforesaid, but Lessor shall make commercially reasonable efforts to avoid interference with Lessee’s operations when making such adjustments.  Lessee shall appoint one individual to interface with Lessor for the purpose of monitoring compliance with the standards above, and with the obligation to internally reconcile differing tolerances and accommodations for Lessee’s own employees, upon which discussions between Lessor and Lessee shall ensue.

To the extent Lessee has complaints as to any abnormalities or non-compliance with the standards set forth in Section 3(a) or (b) above, then it shall report the same to the Lessor through the “work order system” to be established by Lessor over the next several months from the date hereof (and up to that time, by email communication directed to all three: Alan Goodman (agoodman@theabbeygroup.com), Pete Goodman (pgoodman@theabbeygroup.com); and Mike Martins (mmartins@theabbeygroup.com),).

Lessor shall have two (2) Business Days from receipt to evaluate the complaint and respond to Lessee.  Lessor shall respond in good faith, and absent a good faith dispute with respect thereto, shall use commercially reasonable efforts to address and remediate the conditions prompting the complaint.  If the complaint is not adequately addressed by Lessor’s performance within thirty (30) days of receipt, or contested by Lessor, then Lessee shall be entitled to an abatement of Annual Base Rent in the amount of Two Hundred Fifty ($250.00) Dollars per day until the condition is remediated or the dispute is resolved; said offset to be the sole and exclusive remedy.  Any claim disputed by Lessor or Lessee, shall be resolved first by mediation (not to exceed one half day session), and then barring resolution in this manner, by an arbitration proceeding before a mutually agreeable “neutral” sponsored by and under the practices and procedures of “JAMS” in Boston (or other mutual agreeable dispute resolution service).  Those proceedings shall be strictly confidential in all respects, and any decision shall apply only to Lessor and Lessee; each party equally paying the costs and expenses of such mediation/arbitration, and bearing the costs and expenses of its own attorneys, consultants, and experts.

4.Lessor’s Delivery of the Expansion Space

Lessor shall deliver the Expansion Space to Lessee as contemplated below to be leased together with the Existing Premises, on or before January 1, 2019 (the “Expansion Space Delivery Date”, also referred to herein as the “Expansion Space Commencement Date”).

As of the Expansion Space Delivery Date the Expansion Space shall be:  (a) vacated by and free of the occupancy rights of, any current tenants and occupants; (b) delivered in a broom clean condition with the Expansion Space demised and compliant with all laws, codes, regulations including, without limitation, all requirements of any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of hazardous materials  and all utilities separately metered (which may be in conjunction with the Existing Premises); (c) decommissioned and free of all hazardous materials or contaminants, free of any residual impact from any hazardous materials and otherwise released for unrestricted use and occupancy, as evidenced by an environmental audit by a qualified third party environmental engineering firm  (obtained by Lessor or the existing tenant and provided to Lessee)  and (d) ADA compliant (in its current condition).

As of the Expansion Space Delivery Date the base building and all base building systems shall be:  (i) in good working condition and suitable for usual and customary office uses  and ordinary laboratory uses, throughout the Reconfigured Premises (but excluding any specific requirements in Lessee’s laboratory spaces) ; and (ii) ADA compliant (and the Lessor shall maintain the base building in compliance with the ADA throughout the Term).  Laboratory systems shall be delivered by the Lessor  in good working order and condition for ordinary laboratory uses, and shall be accepted by Lessee as such.

5.Subsequent Improvements to Existing Premises and Expansion Space by Lessor

Lessor agrees to perform the following additional tasks and/or improvements to the Existing Premises, Expansion Space, and Building (as set forth below, respectively) at Lessor’s sole cost and expense an in a good and workmanlike manner:

(a)

Repairs to the passenger elevator to provide for fully functioning elevators including, without limitation, two (2) new replacement Building passenger elevator motors, controls, and other components as necessary, which repairs and replacements shall be installed and operational by November 1, 2019;

(b)	Lessor shall enter into a Facilities Management System which is anticipated to be active by April 1, 2019 and shall subsequently introduce the system and provide access to the Lessee;

(c)

Lessor shall explore the feasibility and cost of a Building Management System (BMS) during 2019 and share the results with Lessee; the final decision as to type and brand of system and whether to implement it shall be solely that of Lessor.

(d)

Lessor shall remove the existing demising wall (approximately five (5’) feet) and connect the Existing Premises and the Expansion Space (but only if Lessee performs its own work as set forth in subsection (e) below), and such work shall include at Lessor’s sole cost and expense:

(i)	removal of the demising wall between the two leased areas;

(ii)	removal of the existing Expansion Space reception desk;

(iii)	relocation of the split system fan coil in the Existing Premises IT/Data/IDF room 402;

(iv)

HVAC temperature monitoring sensors (“HVAC Sensors”) will be installed by Lessor at each currently existing pneumatic thermostat to monitor reasonable compliance with the HVAC Standard defined in paragraph 3 herein (taking into account variations as may result from the location and placement of multiple sensors throughout the Reconfigured Lease Premises); and, Lessor’s work on the foregoing shall be completed by January 15, 2019 unless otherwise contemplated in this Section 5, provided Lessee provides Lessor with all information needed in a timely manner and does not materially interfere with the planning or performance of Lessor’s work.  The foregoing Lessor installed sensors shall be the sole monitoring standard for determining compliance with temperature and humidity requirements as set forth above.  Lessor’s obligations in subparagraph (d) above shall be coordinated with the obligations in subparagraph (e) below.

(e)

Lessor shall coordinate work with Lessee, specifically with respect to relocation of the 19” server rack installed in the Existing Premises IT/Data/IDF room and any modifications that may impact the operation of Lessee’s IT systems and network.  Lessee anticipates its own relocation of the 19” server rack and any associated data and cabling, at Lessee’s sole cost and expense, by June 1, 2019

6.Annual Base Rent / Additional Rent / Additional Security Deposit

A.Annual Base Rent Attributable to the Existing Premises and Expansion Space

Annual Base Rent attributable to the Existing Premises shall continue to be paid by the Lessee as set forth in the Existing Lease up to the end of the Current Term.

Commencing February 1, 2020 and continuing for the balance of the Extended Term of this Lease, Annual Base Rent attributable to the Existing Premises shall be as follows:

Existing Premises Annual Base Rent

February 1, 2020 – January 31, 2021

$1,108,617.84 per annum     /     $92,384.82 per month

February 1, 2021 – January 31, 2022

$1,141,876.38 per annum     /      $95,156.36 per month

February 1, 2022 – January 31, 2023

$1,176,132.67 per annum     /      $98,011.06 per month

February 1, 2023 – December 31, 2023

$1,211,416.65 per annum*    /      $100,951.39 per month

     * [for eleven months only]

Commencing January 1, 2019 and continuing for the balance of the Extended Term of this Lease, Annual Base Rent attributable to the Expansion Space shall be as follows:

Expansion Space Annual Base Rent

January 1, 2019 – December 31, 2019

$686,736.00 per annum     /     $57,228.00 per month

January 1, 2020 – December 31, 2020

$707,338.08 per annum     /     $58,944.84 per month

January 1, 2021 – December 31, 2021

$728,558.22 per annum     /     $60,713.19 per month

January 1, 2022 – December 31, 2022

$750,414.97 per annum     /     $62,534.58 per month

January 1, 2023 – December 31, 2023

$772,927.42 per annum     /     $64,410.62 per month

B.Additional Rent Attributable to the Existing Premises

Additional Rent (Operating Expenses) and Additional Rent (Real Estate Taxes) attributable to the Existing Premises shall continue to be paid by the Lessee up to the end of the Current Term and through to the Extended Term Termination Date, under the terms as set forth in Section 4.B of the Second Amendment; with Lessee’s Allocable Percentage attributable to the Existing Premises for these purposes remaining at 11.54%

C.Additional Rent Attributable to the Expansion Space

Additional Rent (Operating Expenses) and Additional Rent (Real Estate Taxes) attributable to the Expansion Space shall be paid by the Lessee from the Expansion Space Commencement Date through the Extended Term Termination Date, under the terms as set forth in Section 4.B of the Second Amendment; with Lessee’s Allocable Percentage attributable to the Expansion Space for these purposes being 7.40%.

D.Annual Base Rent, Additional Rent and other Costs and Expenses.

All Annual Base Rent, Additional Rent and other sums due as Rent under the Lease shall be payable and in all other respects shall be governed as contemplated under the Existing Lease and this Third Lease Amendment.  All other costs and expenses for utilities and services and attendant to operation of the Reconfigured Lease Premises shall be borne by the respective parties as set forth in the Existing Lease and this Third Lease Amendment through to the Extended Term Termination Date.

E.	Security Deposit and Additional Security Deposit

The Security Deposit letter of credit currently held by the Lessor under the Existing Lease in the amount of Eighty-One Thousand Two Hundred Thirteen ($81,213.00) Dollars shall continue to be held by Lessor up to the Extended Term Termination Date (and beyond in any further extension period, if Lessee exercises its option to extend under Section 11  hereof), but such letter of credit shall be amended upon execution of this Third Amendment to (i) extend the maturity to December 31, 2023 and (ii) increase the amount of the letter of credit to $345,148.

The amended sum above  shall be the “Security Deposit” under Section 5 of the Lease, and may be applied as contemplated thereunder.

7.Permitted Uses

The Permitted Uses stated in the Existing Lease and all conditions attached thereto in the Existing Lease text, are hereby restated and affirmed and shall govern the use and occupancy of the Existing Premises and the Expansion Space through to the Extended Term Termination Date (as it may be further extended under Section 11 hereof).

8.Existing Premises in “AS/IS” Condition – No Defaults

Lessee hereby acknowledges it is currently in possession of the Existing Premises and accordingly accepts the same from the date of this Third Lease Amendment in its current “AS/IS” condition, without representation or warranty of any kind or nature arising from this Third Lease Amendment, subject, however, to the terms of this Third Lease Amendment including, without limitation, Lessor’s obligations to implement and maintain the HVAC Standard as well as Lessor’s ongoing repair and maintenance obligations under the Existing Lease and hereunder.

Lessor and Lessee each acknowledge that to the best of the respective knowledge of each, there are no material defaults by either party presently existing under the Existing Lease.

9.Brokers

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from such indemnifying party’s actions in connection with this transaction.

10.Parking

Lessee shall maintain the same parking rights relative to the Existing Premises as it now has (i.e. accessibility for up to 22 spaces in the Building garage).

Lessee shall also have additional parking rights relative to the Expansion Space for access for up to 14 spaces in the Building garage.

All parking rights (and fees) shall be governed by the provisions of the Existing Lease.  As of the date hereof, parking fees are $250 per space per month.

11.Lessee’s Option to Extend.

Lessee, provided it is not then in material default after notice and expiration of any applicable grace or cure periods, and further provided there have not been any material defaults (beyond applicable notice, grace and cure periods) more than twice within any twelve (12) month period, shall have the option to further extend the Term of the Lease beyond the Extended Term Termination Date, for one (1) additional period of sixty (60) full calendar months (the “Additional Lease Extension Period”).  This provision supplants any other extension rights set forth in the Existing Lease.

Lessee shall exercise its option to extend for the Additional Lease Extension Period, which covers all of the Reconfigured Lease Premises, by delivering to Lessor its written notice not later than nine (9) months prior to the Extended Term Termination Date; time being of the essence.  Once delivered, the written notice to extend is irrevocable.

Annual Base Rent for the Additional Lease Extension Period shall be “Market Rent” as defined in and determined by Section 8 of the Second Amendment (including the appraisal and arbitration provisions in the case of any failure to consensually agree, but subject to the Additional Extension Rent Floor set forth below) applied as of the commencement of the Additional Lease Extension Period; however, in no case shall Annual Base Rent for the first lease year of the Additional Lease Extension Period be less than Annual Base Rent as determined by reference to the Annual Base Rent payable for the month prior to the Extended Term Termination Date (the “Additional Extension Rent Floor”); with any Annual Base Rent increases thereafter to be determined by then prevailing market factors.

If the Lessee extends for the Additional Lease Extension Period:  (a) Lessee shall be obligated to continue to pay all Additional Rent for the Additional Lease Extension Period consistent with Section 4.C of this Third Lease Amendment; (b) Annual Base Rent and Additional Rent for the Additional Lease Extension Period shall be payable in advance, in equal monthly installments on the first day of each calendar month; and (c) all other terms and conditions of the Existing Lease and this Third Lease Amendment shall continue to apply to the Additional Lease Extension Period (with exception only for those provisions as to which Lessor and Lessee have already performed their obligations as of the date thereof).

12.Miscellaneous Provisions

The parties hereby acknowledge the assignment of the Current Lease from Dimension Therapeutics, Inc. to Ultragenyx Pharmaceutical, Inc., by separate agreement between them, and by which Ultragenyx Pharmaceutical, Inc. assumes full and complete responsibility and liability for all obligations and responsibilities on the part of the Lessee arising after the date of such assignment.

This Third Lease Amendment is a valid and binding obligation of the parties effective as of its full execution by the parties.

Lessee agrees to execute the Landlord’s lender’s commercially reasonable Subordination Non-Disturbance and Attornment Agreement upon execution of this Third Lease Amendment, and Lessor agrees to promptly request and use best efforts to procure its lender’s execution of the same.  If despite such best efforts, Lessor does not procure its lender’s execution of the SNDA, such omission will not have any material impact on this Third Lease Amendment or the underlying Existing Lease.

13.Integration of Documents; Supremacy

This Third Lease Amendment, incorporating the terms and conditions of the Existing Lease, contains the full understanding and agreement between the parties.  The parties intend this Third Lease Amendment operates to amend and modify the Existing Lease, and those documents shall be interpreted conjunctively with any express conflict to be resolved in favor of the stated terms of this Third Lease Amendment.  Except as modified hereby all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Third Lease Amendment.

This agreement shall be governed by the laws of the Commonwealth of Massachusetts.  Any provisions deemed unenforceable shall be severable, and the remainder of this Third Lease Amendment and the Existing Lease shall be enforceable in accordance with their terms.

[Signature Pages Follow]

Witness our hands and seals as of the date first written above.

LESSOR

RIVERTECH ASSOCIATES II, LLC

By:_/s/ Robert Epstein_______________

       its duly authorized Manager

LESSEE

ULTRAGENYX PHARMACEUTICAL, INC.

By:  _/s/ Thomas Kassberg_______________

      its duly authorized Manager

Acknowledgment:

The undersigned, being the duly authorized __President_____________ of Dimension Therapeutics, Inc. hereby acknowledges the assignment of the Current Lease (as defined herein) to Ultragenyx Pharmaceutical, Inc., effective prior to the execution of this Third Amendment; and that said assignment is without conditions, reservations of rights, or reversion of any interests under said Current Lease back to Dimension Therapeutics, Inc.

DIMENSION THERAPEUTICS, INC.

By:_/s/ Thomas Kassberg____________

Date: December _31, 2018